Exhibit 99.1

LIQUIDMETAL TECHNOLOGIES Moderator: Tom Steipp 03-16-16/3:30 pm CT Confirmation # 3916124 Page 1

LIQUIDMETAL TECHNOLOGIES

Moderator: Tom Steipp

March 16, 2016

3:30 pm CT

Operator: Good afternoon. Welcome to the Liquidmetal Technologies’ Fourth Quarter and Fiscal 2015 conference call. My name is (Elise) and I will be your conference operator this afternoon.

Joining us on today's call are Liquidmetal's President and CEO, Tom Steipp; CFO, Tony Chung; and Executive VP of Sales and Marketing, Paul Hauck. Following their remarks, we will open up the call for your questions. Before we proceed, I would like to provide the company's Safe Harbor statement with important questions regarding forward-looking statements made during this call as follows.

All statements made by management during this call that are not based on historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements include, but are not limited, to those made by Mr. Steipp, Mr. Chung and Mr. Hauck regarding the company's cash, revenue outlook and technology development. While management has based any forward-looking statements made during the call on its current expectations, the information on which such expectations were based may change.

LIQUIDMETAL TECHNOLOGIES Moderator: Tom Steipp 03-16-16/3:30 pm CT Confirmation # 3916124 Page 2

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside the company's control that could cause actual results to materially differ from such statements.

Such risks and uncertainties and other factors include, but are not necessarily limited to, those set forth under Risk Factors in the company's Annual Report on Form 10-K for the year ended December 31, 2014. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results.

The company disclaims any intention and undertakes no obligation to update or revise any forward-looking statements. You are also urged to carefully review and consider the various disclosures in the company's Annual Report on Form 10-K for the year ended December 31, 2014, as well as other public filings with the SEC since such date.

I would also like to remind everyone that this call will be available for replay starting later this evening via a link available in the Investor Relations section of the company's Web site at www.liquidmetal.com.

Now, I would like to turn the call over to the company’s President and CEO, Mr. Tom Steipp.

Tom Steipp: Thank you, (Elise). Welcome everyone and thank you for joining us on today's call. Well, this is an exciting time for all of our here at Liquidmetal. 2015 was a phenomenal year filled with very significant progress toward our vision of building an industry based on Liquidmetal technology that enables the world’s most innovative engineers to design and produce parts that add significant value to their solutions.

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I'll begin with a brief recap of the highlights just to remind you of the foundation that has been laid, but then I’d like to jump directly into the details of the transaction that was announced on Monday. Then Tony will review the financials for the year. Paul will give you an update on the progress of our sales initiatives. And I’ll finish up with a short summary.

Here are the highlights for the fourth quarter and fiscal 2015. During the year, we received 9 orders of which 2 are now in production. We demonstrated a full in-house production capability, completed our ISO 9001 Certification, received a record 308 RFQs and got a tremendous response to the ENGEL Sales Symposium held in Europe.

Frankly, there was a lot more good news in 2015 but much of that relates to the progress that we are making with customers, and I’ll let Paul cover that later in the presentation. With that, let me talk directly about the transaction that we announced earlier in the week.

During the last 5 years, Liquidmetal has been pursuing a very clear vision, to create a robust industry based upon breakthrough amorphous metal technology. That doesn’t happen overnight. Liquidmetal is a fundamentally new material that can be molded like net shaped plastics with a level of precision that just can’t be achieved through any other volume metal molding process.

Parts made from Liquidmetal alloys have an unparalleled combination of strength, elasticity and surface finish that outperforms virtually all other commercially available metal parts. During the last several years, we have seen the market potential of this technology grow substantially. But that growth has hinged on the availability of commercial production capabilities that were beyond our scope and capital budgets.

As with other breakthrough materials throughout history, significant investments were required to optimize our production method and to characterize performance across a wide range of potential applications. To accomplish this in an accelerated fashion, we’ve enlisted the support of highly capable global partners; most notably ENGEL, supplier of our injection molding machines and Materion, the supplier of our high-quality amorphous metal alloys.

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They work closely with us to develop and certify the machines and alloys poised to accelerate the availability of our technology in the US and Europe. As we discovered recently, our efforts to build the brand, to grow the market and to produce innovative solutions for our customers did not go unnoticed by others in this market.

Earlier this week, we announced a strategic relationship that we believe will allow us to accelerate the growth of Liquidmetal worldwide. That was when we signed a cross-licensing agreement with EONTEC, a global manufacturer with deep expertise in volume manufacturing of amorphous metals.

While not well known in the US, EONTEC has focused on developing low-cost alloys and machines that are capable of making larger parts, which address different applications, different price points and material performance requirements that are different from ours. These EONTEC capabilities complement our focus on the production of high-performance parts with demanding applications in our targeted North American and European markets.

Combining these manufacturing capabilities will allow us to address a much broader range of market opportunities from automotive, medical and industrial customers. Moving forward, Liquidmetal will focus on North America and Europe, while EONTEC will focus on the vast Asian market, which they understand and cover extremely well.

In conjunction with this cross-license agreement, we also announced a stock purchase arrangement that will provide the company with up to $63.4 million of cash allowing us to accelerate getting parts to market, increasing revenues and moving towards breakeven profitability.

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We see this investment as validating the promise of our markets and our readiness to execute with customers. Beyond this, we believe that the structure of these agreements closely align the goals of both companies with those of existing shareholders.

With that, I’d like to now turn the call over to Tony.

Tony Chung: Thanks, Tom and good afternoon everyone. Let me provide a brief overview of our 2015 financial results and then discuss the $63.4 million investment in our recent funding transaction. For the fourth quarter, we generated $18,000 of revenue compared to $193,000 in 2014. For fiscal 2015, revenue was $125,000 versus $603,000 for 2014.

The period over period decreases are attributable to a shift from a concentration of research and development projects with licensees towards prototyping and onsite manufacturing efforts. Our gross loss for the fourth quarter was $19,000 compared to $10,000 in gross profit for the fourth quarter of 2014. For fiscal 2015, our gross loss was $224,000 from $120,000 in gross profit for 2014.

Overall, our operating expense for the fourth quarter of 2015 was $2.1 million, consistent with the $2.1 million recorded in the fourth quarter of 2014. We ended the quarter with an operating loss of $2.1 million for the fourth quarter and $9.3 million for fiscal year 2015.

We ended 2015 with $4.8 million of cash in the bank. For a more thorough discussion of our 2015 financial results, please refer to the Management Discussion and Analysis section of our 2015 Form 10-K.

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Now as all of you are aware, on March 10 we closed around the funding for $63.4 million in conjunction with a parallel license agreement with EONTEC, a Hong Kong-based corporation publicly traded on the Shenzhen Exchange.

The initial investment of $8.4 million was received on March 10 and we expect the remaining $55 million to be funded sometime in the third quarter of 2016, subject to shareholder approval of our request to increase the company’s authorized shares. For a more detailed discussion on the transaction, please refer to our 8-K filed with the SEC on March 14, 2016.

To provide some perspective, the $63.4 million investment was made by Mr. Lugee Li who is the chairman and CEO of EONTEC. Pricing was based on investment tranches with per share prices of $0.08, $0.15 and $0.25. This works out to be on average of about $0.16 per share, which was a 100% premium on our stock price at the time of the transaction.

In addition, Mr. Li’s investment will have a tremendous impact on our ability to advance our Liquidmetal technology. Compared to prior fundraisers done through investment funds, Mr. Li’s investment is long term and is strategically focused, which aligns well with the company’s financial goals.

We can now focus on deploying our financial resources to invest in global operations without the concern for raising money in the foreseeable future. I am truly excited about the partnership with EONTEC and look forward to working with Mr. Li as our newest board member.

I’d like to now turn the call over to Paul who will give you a perspective on the progress that we’ve been making in sales.

Paul Hauck: Thanks, Tony. 2015 was a pivotal year for Liquidmetal Technologies as we continue to execute on our long-term business strategies to develop an industry. After much work in 2014 focusing on marketing needs and assembling our first group of manufacturing sales representatives or MSRs, we finished 2015 with solid evidence that we are on the right path to success.

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Our sales cycle is long, as it requires educating design engineers on the virtues of our material and teaching them how to design parts for our technology. Our focus in 2015 centered on efforts to stimulate market interest providing opportunities to get in front of the right customers and capturing customer interest in promising applications.

Today, I’m going to share our year-end results from these efforts by comparing key performance metrics to where we were at the end of 2014. I will also give some insight to our developing customer application opportunities list.

MSRs are the core of our selling efforts. They provide broad market penetration and play a critical role in educating end users. Throughout 2015, we worked hard to add representation in the remaining open areas of North America, increasing the number of individuals selling for us from 14 at the end of 2014 to 25 at the end of 2015.

Request for quotes or RFQs increased from 20 in 2014 to an impressive 308 in 2015. Furthermore, the quality of RFQs continued to increase throughout the year as we continued to educate a growing number of engineering and procurement professionals about our technology.

Between our MSRs and the Liquidmetal staff, 265 customer visits were made in 2015 versus 10 in 2014, and we presented face-to-face technology presentations to 620 engineering professionals versus 50 in 2014. This effort resulted in 9 orders of which 2 were for production parts.

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I want to take this opportunity to thank our highly talented MSRs for their fantastic effort and investment they made into Liquidmetal throughout 2015. With all of this great activity, our ultimate goal is to make sure we are chasing the right applications.

We sharpen our focus by building a customer opportunities list. This is a list of specific applications where we have early positive interest from customers regarding our value proposition, whether it be our material properties, design flexibility or cost. We track the value of these applications in terms of projected annualized revenue.

Our list totaled $500,000 at the end of 2014 but grew to $27 million by the end of 2015. Seeing in the increase in application opportunities is exciting. However, more important to me is the quality of customers we’ve managed to engage with to see their serious interest in our technology.

We are talking to global leaders in a broad range of markets. In the medical market, we are seeing many applications from the largest medical device manufacturers in the world. We are also discussing joint development agreements, which demonstrates strong interest by customers to leverage the benefits of our technology.

The automotive market also continues to show interest in our technology and we are discussing opportunities to both directly manufacture parts and to license our manufacturing technology.

While our sales cycle is long, our efforts throughout 2015 have moved several applications far enough along the development path that we anticipate being able to secure 10 to 15 new customer orders this year. I am enthusiastic about our ability to achieve these results evidenced by the nine orders we received in 2015, all of which were identified on our 2014 opportunities list.

Now I will turn the call back over to Tom.

LIQUIDMETAL TECHNOLOGIES Moderator: Tom Steipp 03-16-16/3:30 pm CT Confirmation # 3916124 Page 9

Tom Steipp: Thanks, Paul. Here is what I hope that you’ll take away from this call. Strategically, the EONTEC agreement is an excellent move for both companies. The technologies and organizational capabilities are very complementary. Our existing partnerships and sales efforts will be leveraged across much larger markets. And the opportunity to build on our existing Liquidmetal brand will benefit all parties.

Tactically, this relationship will allow each company to focus our sales efforts where they’ll get the greatest return, address much larger spectrum of applications at existing and new customers, accelerate adoption and growth for Liquidmetal parts and revenue and finally, establish a global footprint with sufficient resource and focus to enable success.

In summary, we believe this agreement is clearly in the best interest of our customers, our partners, our employees and our shareholders. With that, I’ll turn the call back to (Elise) for questions.

Operator: Certainly. If you would like to ask a question please press Star then 1 on your touch-tone phone. You may withdraw yourself from the question queue at any time by pressing the pound key. Once again, Star then 1 if you’d like to ask a question.

We’ll take our first question from (George Leppar). Please go ahead.

(George Leppar): Yes. Thank you guys for hosting this call. I greatly appreciate it. I’m an investor in Long Island of Liquidmetal.

Tom Steipp: Hi, (George).

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(George Leppar): Hi and I think that you guys are doing a phenomenal job here. I really believe in your company. I think that you have something here. So, just my question is, is I’ve invested a good amount of money and the stock has been drastically dropping ever since I’ve been in this stock, and I know this influx of money coming in is going to help with manufacturing of the products and getting to more people throughout the world.

Are they going to be manufacturing products in China at that plant and as well in the US, and are we going to be supplying bulk material to companies that are licensed to work with the product?

Tom Steipp: So there’s a number of questions embedded in your question there. Let me point out the first thing, (George), which is this is really a marriage of two different capabilities. The EONTEC facility has a substantial number of machines today making parts for existing customers. The alloy is substantially less expensive than the alloy we use, the machines are less expensive.

The material qualities that they target are generally less demanding than we see for the applications in North America and in Europe. So, what we anticipate is that some number of applications that we have foregone here in the US we may transfer to them and have them produce in China. But in general, we’ll continue with the machines and the alloy that we started with here in the US, ENGEL machines and Materion, for the applications that we’ve identified.

So, over time we would see an understanding of what those capabilities were. We have already gotten some of their alloys and tested it in our machines. We can use their alloy in our machines. There are some limits to us sending alloy to them. We will sort that out over time.

But I think the message to our customers and our sales reps has been we now have a much broader set of capabilities that cover a much wider set of price points that we’ve been able to offer in the future and we think that’ll be good.

(George Leppar): All right. Now can I get a piece like of the metal to see the quality? I watched your videos but is there a way they can send me a sample so I can see it?

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Tom Steipp: We don’t - we won’t be able to send out samples of everything right now. We will publishing the performance specs over time of the new alloys that we develop and deploy with them.

(George Leppar): Yes, but how about yours, like metal that you guys have? Do you have like a little piece that I can like look at and feel and touch rather than just look at it on my video screen?

Tom Steipp: We can. As a matter of fact, if you send me an email just tom.steipp@liquidmetal.com, we will make sure that we get you a sample.

(George Leppar): Yes, that would be very helpful because I - that touching and feeling I think is very important with this product for me understanding it. I read all about - technology and I love it. It’s just if I see and touch it, because I think that this has a place somewhere. I think it needs to get out to people. I’m in sales myself, so I understand a lot about this stuff. So...

Tom Steipp: Well, what I will tell on that is the part that we’re sending are - two parts that come out a mold are different parts and Paul Hauck, who’s our VP of sales and marketing traditionally takes those parts, shows people the fact that they fit together with a level of precision that would be virtually impossible for machine parts.

So, you know, you look at the cost, which would be a lot less than machine parts and the capabilities. So what we’ve been doing is identifying those applications where that value is evident and I want to point out the fact that our nine orders and two production orders kind of came out of that $500,000 worth of opportunities that we’d identified in 2014.

That’s now up to $27 million at the end of 2015, so you can anticipate that we are very enthused about at least the level of leads and the number of leads that are coming in through our sales organization.

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(George Leppar): Yes. And now - like if you were to make a case for something in metal or steel, they have to form it. Does that go through a process - other companies, does that go through a process of liquid or does that go where you have to mold it and work with it to make it and this one is a lot easier to work with? Is that correct?

Paul Hauck: This is Paul Hauck. How are you doing, (George)?

(George Leppar): Good. Thank you.

Paul Hauck: So it really depends on the manufacturing approach. So when you say case, a thin sheet material can be stamped. Sometimes components are investment cast. Other alternatives might include machining. I think our technology finds itself most disruptive to the machine component marketplace.

So if you were machining material into a shape, today that would be where our technology would most likely bring the biggest economic advantage. We do see it in some of the competing well with some other metal forming technologies on certain applications, but the broadest and most disruptive category would be machined components.

(George Leppar): Yes, that’s awesome. I think I can see that. And do you have a patent on this, is there a patent on this technology?

Tom Steipp: We have filed over the year 126 patent applications, which includes from 2010 when we signed our kind of watershed agreement with Apple. We only had 53 filed at that point in time. We’re up to 126 now. Now a few of those, for clarity sake, have expired but we have a very, very substantial patent portfolio, as does EONTEC.

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So the cross-licensing here is going to be very substantial and one of the things that I hope people don’t lose sight of is that we are very capable of protecting our patents in the US and in Europe but protecting US patents in China is always a bit challenging. This arrangement allows us through EONTEC to protect the consolidated patent much more effectively than we would be able to do by ourselves.

(George Leppar): Yes. So I was a little surprised when the stock - when that happened on the 10th, the stock didn’t really move drastically or maybe I’m not understanding. Did it move drastically you think those points that it moved up that day?

Tom Steipp: Well, I never want to predict what the stock market would do. I think it’s going to take people a little while to understand how beneficial this is to the industry, to our customers and ultimately then to us.

(George Leppar): Yes.

Tom Steipp: And I expect it will take a while.

(George Leppar): Yes, and if I could buy that knife - I was on your site, you have that Liquidmetal knife. Are you guys selling the knife as well?

Tom Steipp: We are.

(George Leppar): Okay. Is that part of that whole knife deal that you had last year? Is it the same knife?

Tom Steipp: Yes, it is, same knife.

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(George Leppar): Okay. I didn’t see the blade on it. Is the blade on that picture? I didn’t really see the blade. Was it in there or was that just the case?

Tom Steipp: The blade is part of the knife. It’s a very innovative design and again if you watch the Web site, I think you’ll figure that out. So hopefully that answers your question...

(Crosstalk)

Tom Steipp: ...George.

Operator: Thank you. We’ll go next to (Larry Denmark). Please go ahead.

(Larry Denmark): Good afternoon, gentlemen.

Tom Steipp: Hi, (Larry).

(Larry Denmark): Paul, I’m a little confused about the RFQs and what has transpired. There were 308 RFQs. Did you mean to say that out of the 308 RFQs, we received nine orders and that’s it or is anything else happening as a result of the 308 RFQs?

Paul Hauck: No, that’s a good clarification. You’ll recall that last year in 2014, we received 20 RFQs and out of that we had about $500,000 worth of opportunities on our list. So what you saw in 2015 that we actually shipped was for the most part off of what we got in 2014.

So our optimism going into 2016 is that we went from 20 RFQs to 308. Out of the 308 RFQs we have already identified about $27 million worth of annualized opportunities that will start falling of that opportunities list and flow through our prototype and then production system during the year.

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So it’s a little difficult,(Larry), to figure out exactly how much we will pull in this year but our target is 10 to 15 new parts. We think that’s certainly viable. And more than just the number, the quality of the leads that we’ve identified from in particular medical companies has been exciting for us to watch.

(Larry Denmark): Great. Thank you.

Operator: Thank you. We’ll go next to (Alan Velasco). Please go ahead.

(Alan Velasco): Hi. I have a couple of questions. I’ve been an investor for five years and I’ve actually spoken with you, Tom, on numerous conference calls. And so I was excited to see the EONTEC agreement. So one question I had is Professor Li is the primary investor behind Turing Robotic Industries’ the Turing Phone and Liquidmorphium, which was invented by Atakan Peker.

Now, based on the cross-licensing agreement, have we given away all rights to the Asian market, which is more than 25% of the global population?

Tom Steipp: We have not - well, for a period of five years, they are focusing on the Asian market and we are focusing on the US and European markets. But what I would tell you is that our ability to address the Asian markets over the course of the next five years without the capital that we’ve got would be virtually impossible.

I would also say that the - make sure that we’re clear on that. The territory rights last for five years or the development rights last for five years but the IP rights are perpetual. What we’re saying here is that we are going to take advantage of their IP and focus on the US and European markets. They’re going to take advantage of our IP and consolidated and focus on the Asian markets, and we think that’s good for both companies.

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(Alan Velasco): Do they get to use the Crucible patents that Apple co-developed in the Asian markets?

Tom Steipp: They are able to use them outside the area of consumer electronics and outside the area of watches.

(Alan Velasco): Okay. Thank you. And then I have a couple other questions really quick, because I know that other people have a lot of questions. So this past year, 2015, we had a $9.3 million loss. You make a $300,000 salary and you granted yourself a $1 million bonus. Would you be able to commit to the shareholders that you will not continue diluting us and taking these large salaries and bonuses in the event of announcing losses?

Tom Steipp: Yes, I would say that’s a topic to be happy to discuss. We go through a very sophisticated compensation plan to look at what’s fair for all of us as employees and we try to...

(Alan Velasco): Well, I’m not an employee but I’m getting diluted massively and I think that you should be basically compensated on merit and based upon the fact that we were months from bankruptcy before Professor Li decided to bail us out and give us a lifeline. It would be safe to ask for that kind of an answer. Do you consider this a further dilutionary environment?

Tom Steipp: Well, to be absolutely clear, Alan, anytime we sell shares there is dilution that occurs. I think what Tony tried to point out and what I would reinforce is that sometimes when you raise money in markets, those shares go immediately onto the market and they are both dilutive and have an impact on the available shares that are traded.

When we look at this transaction, we believe that EONTEC Lugee Li is a long-term investor who will essentially be holding those shares. We wouldn’t expect to see him on the market although obviously he’s not precluded from doing that.

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Operator: Thank you. We’ll go next to (Dan Jones). Please go ahead.

(Dan Jones): Hi there, guys. My question is more just related to your balance sheet question I guess and I have been on this whole call, so I hope this hasn’t been asked. But based on the fact that Wall Street is rewarding successful companies these days and punishing those that are not successful and we see a share price obviously that this is a penny stock essentially.

When do you think the shareholders are going to get a return or maybe when is your company going to start filing returns based on what you know about your RFQs and working the pipeline? I mean it is the stock that shareholders should be investing in, in your opinion or is it a stock that we should be selling. That’s my question.

Tom Steipp: Yes, I’ll stay away from whether you should be buying or selling but I think what we’ve tried to explain during the course of the call is that when you look at the state of the company in 2014 in terms of a straight line towards increasing revenue and profits.

We’ve moved closer to that and that we believe that the strategic alliance relationship with EONTEC, which gives us access to a broader set of solutions for our customers, which they’ll pay for, we believe will get increasing revenues faster and that obviously will move us towards profitability faster.

(Dan Jones): And do you have any estimates on when you think you’ll the top - I realize those are estimates but what do you - I own my own company as well and those are the questions I have asked me and I’m just wondering. Is this something you see profitability in 2017 and late 2016 and 2018?

LIQUIDMETAL TECHNOLOGIES Moderator: Tom Steipp 03-16-16/3:30 pm CT Confirmation # 3916124 Page 18

I don’t know what the debt situation is of your company, so obviously that has an impact as well. And of course what you guys take from the revenues. But what do you foresee in your crystal ball?

Tom Steipp: So I think as far as we have gone is to try to give people an idea of out of an opportunities list of a 1/2 a million, we got nine orders and two have gone into production that out of an opportunities list of $27 million. And that’s a part for a year not a part for its lifetime that we would expect to see somewhere in the neighborhood of 10 to 15 parts.

Based on that, every month we make those parts in a production environment will increase the revenues. So it’s unlikely, Dan, that we’ll get to profitability in 2016 but we certainly should be moving in that direction and feel good about those opportunities. And again, what I would say is with the addition of the capabilities that we’re picking up from EONTEC, we think we’ll be able to address more parts more quickly.

And we actually have capital to take advantage of some of the opportunities that are on the horizon that we would not have been able to take advantage of without that.

Operator: Thank you. We’ll go next to (Tommy Visel). Please go ahead.

(Tony Viselli): Hi, Tom. This is (Tony Viselli).

Tom Steipp: Hi, (Tony).

(Tony Viselli): Can you hear me?

Tom Steipp: Yes, I can.

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(Tony Viselli): I just wanted to say thank you all. I’ve done a lot of research over the past couple of years on the company and it looks like you guys are making great headway. As far as your salary, I’d give you a raise. Most of my questions were answered.

I just had one question I don’t even know if you can answer it. But has Apple had to sign off on the deal with - or give approval of the deal with EONTEC?

Tom Steipp: Our relationships with Apple are clearly defined in the contractual agreements that are in place and this agreement that we put in place does not affect the relationships we had with them before, (Tony).

(Tony Viselli): Okay, all right. I appreciate it. That’s all. Thank you, Tom.

Tom Steipp: Thanks.

Operator: Thank you. It looks like we just have time for one more question. We’ll go next to (Majed Nasir). Please go ahead.

(Majed Nasir): Yes, hi. I had a question about the technology that you will cross-license from EONTEC. If that’s regarding making the larger parts and if that’s the case, are you going to use new tools that are not made by ENGLE?

Tom Steipp: For clarification, the machines that we use today from ENGLE have been precisely tuned and match to the alloy that we get from Materion. Those machines are deployable any place on the face of the planet. They can be sold and supported by ENGLE anywhere we chose to license.

The machines that are used by EONTEC at this point in time are actually produced by EONTEC for their use. There is an expectation that we will have access to those machines. Those machines are what I would call - characterize more as a die cast machine whereas what we have is more of an injection-molding machine.

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So the net of that is, yes, we’re able to make larger parts and we’re able to use an alloy which is less expensive, which perhaps is not quite as strong or not quite as suitable for some applications. But to be clear when Paul’s guys are out there, sales reps are looking for applications in our customer base.

There are applications out there that those larger parts at lower price points are going to be attractive. We’re going to be able to provide value to them and that’s going to result in revenue to us that we would not have gotten in the past. So for a period of time, those two technology streams will go along in parallel. Over time, there will obviously be some cross-pollination.

It’s probably a little too early at this point in time to articulate exactly what those would be.

Operator: Thank you, gentlemen. It appears we have no further questions. This does conclude today’s conference. We appreciate your participation. You may disconnect at any time and have a great day.

Tom Steipp: Thank you very much. We’ll look forward to seeing everyone in the next quarter.

END